Exhibit 4.1

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of March 1, 2023, among Linde Inc. (formerly Praxair, Inc.), a Delaware corporation (the “Company”); Linde plc (formerly Rounderway plc), a public limited company incorporated under the laws of Ireland with registered number 606357 (“Parent” or the “Successor Guarantor”) and the parent of the Company; Linde GmbH (formerly Linde Aktiengesellschaft), a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany (the “Affiliate Guarantor”) and a subsidiary of Parent; and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of July 15, 1992 (the “Original Indenture”), between the Company and the Trustee;

WHEREAS, the Company has issued, pursuant to the Indenture, the notes listed on Schedule I hereto (collectively, the “Notes”);

WHEREAS, Linde plc, a public limited company incorporated under the laws of Ireland with registered number 602527 (the “Predecessor”), has heretofore executed and delivered to the Trustee a supplemental indenture, dated as of September 3, 2019 (the “2019 Supplemental Indenture” and together with the Original Indenture, the “Indenture”), among the Company, the Predecessor, the Affiliate Guarantor and the Trustee;

WHEREAS, pursuant to (i) the terms of the Scheme of Arrangement between the Predecessor and the holders of the Predecessor’s outstanding ordinary shares and (ii) the terms of the Common Draft Terms of Merger (the “Terms of Merger”) dated as of December 2, 2022 between the Predecessor and the Successor Guarantor, the Predecessor was merged with the Successor Guarantor pursuant to a “merger by absorption” implemented pursuant to the provisions of Chapter 16 of Part 17 of the Irish Companies Act 2014, effective as of the Effective Time (as defined in the Terms of Merger) (the “Effective Time”), whereupon the separate corporate existence of the Predecessor ceased and the Successor Guarantor continued as the surviving entity (the “Merger”) and thereupon the Successor Guarantor assumed by operation of law all obligations of the Predecessor, including its obligations under the Indenture;

WHEREAS, the Successor Guarantor wishes to confirm its assumption of Parent’s obligations under the Indenture and the Company’s Guarantees of the Notes;

WHEREAS, the Affiliate Guarantor wishes to reaffirm its Upstream Guarantee;

WHEREAS, the execution, delivery and performance of this Supplemental Indenture have been duly authorized by all requisite action on behalf of the Company, the Successor Guarantor and the Affiliate Guarantor, respectively;

WHEREAS, Section 9.01 of the Original Indenture provides that the Company and the Trustee may amend the Indenture or the Notes without notice to or the consent of any Securityholder to make any change that does not materially adversely affect the rights of any Securityholder; and

WHEREAS, pursuant to Section 9.01 of the Original Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Successor Guarantor, the Affiliate Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Securityholders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the 2019 Supplemental Indenture.

2. Assumption. As of the Effective Time, the Successor Guarantor hereby assumes all the obligations of the Predecessor under the Indenture and the Guarantees of the Predecessor of the Notes issued under the Indenture, subject to the terms, qualifications, limitations and release provisions set forth in the Indenture.

3. Affirmation of Affiliate Guarantor. The Affiliate Guarantor hereby affirms its Upstream Guarantee under the 2019 Supplemental Indenture, subject to the terms, qualifications, limitations and release provisions set forth in the 2019 Supplemental Indenture.

4. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of a Guarantor, as such, shall have any liability for any obligations of the Company or a Guarantor under the Notes, its Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

5. Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. Counterparts; Notice.

(a) This Supplemental Indenture may be executed in one or more counterparts, all of which counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Supplemental Indenture by facsimile transmission or by email in “.pdf” format shall be effective as delivery of a manually executed counterpart hereof.

(b) Any notice through telecopy, telegraph, telex, facsimile, transmission, internet, e-mail or other electronic means of communication, capable of making a written record, received by any party after 5:00 p.m., New York time, as evidenced by the time shown on such transmission, shall be deemed to have been received the following Business Day. The Trustee shall have the right to accept and act upon instructions given pursuant to this Supplemental Indenture delivered using e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with this Supplemental Indenture (“Electronic Means”); provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such instructions (the “Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company, whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee instructions using Electronic Means and the Trustee elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Trustee and that there may be more secure methods of transmitting instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. Documents delivered to the Trustee by the Company may be signed by digital signature by means of DocuSign or other digital signature provider specified in writing by the Company to the Trustee. As used herein, a “Business Day” is any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions in Guildford, United Kingdom and New York, New York are not required to be open.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. Trustee. The Trustee shall not be responsible and makes no warranty in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guarantor (as to itself) and the Company. The Trustee is entering into this Supplemental Indenture in reliance on an Officer’s Certificate and an Opinion of Counsel.

9. Ratification and Effect. The Indenture, as supplemented hereby, is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect. Upon and after the execution of this Supplemental Indenture, each reference in the Indenture shall mean and be a reference to the Indenture as supplemented hereby. This Supplemental Indenture is not intended to, and shall not, constitute a novation of the Indenture, the Notes or the Guarantees.

10. Conditions Precedent. The Company represents and warrants that each of the conditions precedent to this Supplemental Indenture, if any, have been satisfied in all respects.

11. Conflicts and Invalidity. To the extent of any inconsistency between the terms of the Indenture or the Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

12. Entire Agreement. This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the matters set forth herein.

13. Successors. All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

PARENT AND SUCCESSOR GUARANTOR:

LINDE PLC

By:	/s/ Christopher Cossins
Name: Christopher Cossins
Title: UK Permanent Representative

LINDE GMBH

By:	/s/ Daniel Geiger
Name:	Daniel Geiger
Title:	Senior Counsel

By:	/s/ Matthias von Plotho
Name:	Matthias von Plotho
Title:	Senior Vice President Finance EMEA

COMPANY:

LINDE INC.

By:	/s/ Matthew J. White
Name:	Matthew J. White
Title:	Executive Vice President and Chief Financial Officer

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Glen Fougere
Name:	Glen Fougere
Title:	Vice President

Schedule I

Notes

1.200% Notes due February 12, 2024

2.650% Notes due February 5, 2025

1.625% Notes due December 1, 2025

3.200% Notes due January 30, 2026

3.550% Notes due November 7, 2042